As filed with the Securities and Exchange Commission on August 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SBA COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0716501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8051 Congress Avenue

Boca Raton, FL 33487

(Address of Principal Executive Offices) (Zip Code)

SBA Communications Corporation 2020 Performance and Equity Incentive Plan

(Full title of the plan)

Thomas P. Hunt, Esq.

Executive Vice President, Chief Administrative Officer and General Counsel

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

(Name and address of agent for service)

(561) 995-7670

(Telephone number, including area code, of agent for service)

Copy to:

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A Common Stock, $0.01 par value per share	3,400,000	$308.45	$1,048,730,000	$136,125.16

(1)

This Registration Statement covers a total of 3,400,000 shares of Class A common stock, $0.01 par value per share (the “Common Stock”) of SBA Communications Corporation (“SBA”), consisting of (a) 3,000,000 shares of Common Stock that are available for issuance under the SBA Communications Corporation 2020 Performance and Equity Incentive Plan (the “2020 Plan”), plus (b) 400,000 shares of Common Stock subject to awards granted under the SBA Communications Corporation 2010 Performance and Equity Incentive Plan that may become available for issuance or reissuance, as applicable, under the 2020 Plan if such awards are forfeited or are settled in cash or otherwise expire or terminate without the delivery of the shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2020 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Calculated solely for the purpose of this offering under Rule 457(c) and (h)(1) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock on August 3, 2020, as reported by the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the 2020 Plan, as specified by Rule 428(b)(1) under the Securities Act. These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by SBA Communications Corporation are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of the Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Shareholders filed with the Commission on April 3, 2020 that are incorporated by reference therein)	Year ended December 31, 2019

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2020 and June 30, 2020

Current Reports on Form 8-K	January 22, 2020, February 7, 2020, May 18, 2020, May 20, 2020, May 28, 2020, July 14, 2020 and July 20, 2020

Description of SBA’s Class A common stock contained in Exhibit 4.1 to the Current Report on Form 8-K, and any amendment or report filed for the purpose of updating such description	January 17, 2017

All subsequent documents filed by SBA under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes any of the following: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not meet the relevant standard of conduct described in Section 607.0851 of the FBCA. A corporation also has the power to indemnify a director or an officer in connection with a proceeding by or in the right of the corporation for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA also provides, under Section 607.0852, that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. Further, under Section 607.0853 of the FCBA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any provision of its articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise. However, under Section 607.0859, indemnification or advancement of expenses may not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

SBA’s articles of incorporation provide that it will, to the fullest extent permitted by applicable law and SBA’s bylaws, as amended from time to time, indemnify all of SBA’s officers and directors. SBA’s bylaws provide that the board of directors, in its discretion, may on behalf of SBA purchase insurance on behalf of a person who was or is SBA’s director, officer or employee. To the extent that such insurance is not in effect or does not apply, and it is permitted by the bylaws, SBA will indemnify each officer and director who is a party to a suit or action by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with an action or suit if he or she acted in good faith, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, to the extent that such insurance is not in effect or does not apply, and it is permitted by the bylaws, SBA will indemnify each officer and director who was or is a party to a suit or action by or in the right of SBA by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with such action or suit if he or she acted in good faith, except that no indemnification will be made in respect of a claim or action for which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duties to SBA, unless and to the extent that the court in which the claim is brought determines that such person is entitled to indemnity.

SBA has entered into indemnification agreements with its directors and certain officers that provide for the indemnification of its directors and certain officers, to the fullest extent permitted by the FBCA, SBA’s articles of incorporation and SBA’s bylaws, against expenses incurred by such persons in connection with their service as (i) SBA’s director or officer, (ii) in any capacity with respect to any of SBA’s employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at SBA’s request. In addition, the agreements provide for SBA’s obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

SBA maintains directors’ and officers’ liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to SBA’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, SBA has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibits

4.1	Amended and Restated Articles of Incorporation of SBA Communications Corporation, effective as of January 13, 2017 (incorporated by reference to Exhibit 3.1 to SBA’s Current Report on Form 8-K, filed with the Commission on January 17, 2017).

4.2	Articles of Merger, effective as of January 13, 2017 (incorporated by reference to Exhibit 3.2 to SBA’s Current Report on Form 8-K, filed with the Commission on January 17, 2017).

4.3	Second Amended and Restated Bylaws of SBA Communications Corporation, effective as of January 14, 2017 (incorporated by reference to Exhibit 3.3 to SBA’s Current Report on Form 8-K, filed with the Commission on January 18, 2017).

5.1	Opinion of Greenberg Traurig, P.A. regarding the legality of the Class A common stock being registered.

10.90	SBA Communications Corporation 2020 Performance and Equity Incentive Plan (incorporated by reference to Exhibit 10.90 to SBA’s Quarterly Report on Form 10-Q, filed with the Commission on August 6, 2020).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of SBA (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on August 6, 2020.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Jeffrey A. Stoops
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey A. Stoops and Brendan T. Cavanagh as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven E. Bernstein	Chairman of the Board of Directors	August 6, 2020
Steven E. Bernstein

/s/ Jeffrey A. Stoops	Chief Executive Officer, President and Director	August 6, 2020
Jeffrey A. Stoops	(Principal Executive Officer)

/s/ Brendan T. Cavanagh	Chief Financial Officer and Executive Vice President	August 6, 2020
Brendan T. Cavanagh	(Principal Financial Officer)

/s/ Brian D. Lazarus	Chief Accounting Officer and Senior Vice President	August 6, 2020
Brian D. Lazarus	(Principal Accounting Officer)

/s/ Kevin L. Beebe	Director	August 6, 2020
Kevin L. Beebe

/s/ Brian C. Carr	Director	August 6, 2020
Brian C. Carr

/s/ Mary S. Chan	Director	August 6, 2020
Mary S. Chan

/s/ Duncan H. Cocroft	Director	August 6, 2020
Duncan H. Cocroft

/s/ George R. Krouse Jr.	Director	August 6, 2020
George R. Krouse Jr.

/s/ Jack Langer	Director	August 6, 2020
Jack Langer

/s/ Fidelma Russo	Director	August 6, 2020
Fidelma Russo